SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2008

Charter Communications, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

000-27927	43-1857213
(Commission File Number)	(I.R.S. Employer Identification Number)

12405 Powerscourt Drive
St. Louis, Missouri   63131
(Address of principal executive offices including zip code)

(314) 965-0555
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 (e) Compensatory Arrangements of Certain Officers

As of March 5, 2008, the employment agreements for Michael Lovett, our Executive Vice President and Chief Operating Officer, and for Grier Raclin, our Executive Vice President, General Counsel and Corporate Secretary have been amended.  Mr. Lovett’s employment agreement was amended to increase his target bonus from 100% of annual base salary to 125% of annual base salary.  Mr. Raclin’s employment agreement was amended to increase his target bonus from 60% of annual base salary to 75% of annual base salary.  Neil Smit, our President and Chief Executive Officer, Mr. Lovett and Mr. Raclin were each awarded a discretionary bonus in addition to the bonus under the 2007 executive bonus plan of $150,000, $100,000 and $50,000, respectively.

Item 7.01  Regulation FD Disclosure

In connection with the offering by Charter Communications Operating, LLC (“Charter Operating”) described in the press release attached hereto as Exhibit 99.1, the following disclosures were included in the confidential offering memorandum distributed to certain institutional investors:

(a)           Charter Communications, Inc. (the “Company”) has been advised that its controlling shareholder, Paul G. Allen, has received informal inquiries from various parties regarding potential investments or transactions involving the Company.  With the consent of the Company’s independent directors, the Company has recently provided a limited number of these parties certain material non-public information under nondisclosure agreements.  There can be no assurance that the foregoing will result in any investment or transaction involving the Company or the controlling shareholder.  The Company does not intend to make any further communication regarding the foregoing unless it deems such communication appropriate.

(b)           After giving effect to the offering and the concurrent borrowing of the Incremental Term Loans, each as more particularly described in the press releases attached hereto as Exhibits 99.1 and 99.2, and the application of the aggregate proceeds therefrom to our indirect subsidiary company, Charter Operating, of approximately $750 million, the Company expects that cash on hand, cash flows from operating activities, and the amounts available under the Charter Operating credit facilities will be adequate to fund the Company’s and its subsidiary companies’ projected cash needs, including scheduled maturities, through 2009.  The Company believes that cash flows from operating activities, and the amounts available under the Charter Operating credit facilities will not be sufficient to fund projected cash needs in 2010 (primarily as a result of the $2.2 billion of senior notes maturing in September 2010 of one of the Company’s indirect subsidiary companies, CCH II, LLC (“CCH II”)) and thereafter.  Although the Company and its subsidiary companies have been able to refinance or otherwise fund the repayment of debt in the past, the Company and its subsidiary companies may not be able to access additional sources of refinancing on similar terms or pricing as those that are currently in place, or at all, or otherwise obtain other sources of funding.  An inability to access additional sources of liquidity to fund our cash needs in 2010 or thereafter or to refinance or otherwise fund the repayment of the CCH II senior notes could adversely affect growth, financial condition, results of operations, and the Company’s and its subsidiary companies’ ability to make payments on the Company’s and their debt, and could force the Company to seek the protection of the bankruptcy laws, which could materially adversely impact its ability to operate its business and to make payments under its and its subsidiary companies’ debt instruments, including the Notes and the borrowing of the Incremental Term Loans described in Item 8.01 below.

Item 8.01 Other Events

The Company announced today that its subsidiary Charter Operating intends to offer for sale an aggregate of $500 million principal amount of 2nd lien notes due 2014 (“the Notes”).  The net proceeds of this proposed issuance will be used to repay, but not permanently reduce, the outstanding debt balances under the existing revolving credit facility of Charter Operating.  The Notes will be sold to qualified institutional buyers in reliance on Rule 144A and outside the United States to non-U.S. persons in reliance on Regulation S.
The Company also announced today that Charter Operating plans to borrow up to $275 million principal amount of incremental term loans under the Charter Operating credit facilities (“Incremental Term Loans”).  The net proceeds of the proposed Incremental Term Loan will be to reduce borrowings, but not commitments under the revolving portion of the Charter Operating credit facilities and for general corporate purposes.  The Incremental Term Loans are expected to close shortly after the completion of the proposed sale of the Notes.
    The press releases announcing the sale of the Notes and borrowing of the Incremental Term Loans are attached hereto as Exhibits 99.1 and 99.2, respectively.

Item 9.01 Financial Statements and Exhibits

Exhibit 99.1	Press Release dated March 11, 2008.*
Exhibit 99.2	Press Release dated March 11, 2008.*

*filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Charter Communications, Inc. has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

                  CHARTER COMMUNICATIONS, INC.
                  Registrant

Dated: March 11, 2008

By:/s/ Kevin D. Howard Name: Kevin D. Howard Title: Vice President, Controller and Chief Accounting Officer